Exhibit 3.6

SECOND AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT
OF
CARE CAPITAL PROPERTIES GP, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CARE CAPITAL PROPERTIES GP, LLC (this “Agreement”) is entered into by Care Capital Properties, Inc., a Delaware corporation (the “Sole Member”), as of August 17, 2015, and further amends and restates in its entirety the amended and restated limited liability company agreement entered into by Care Capital Properties, Inc., a Delaware corporation, as of April 23, 2015, which amended and restated in its entirety the limited liability company agreement entered into by Solomon 353 HoldCo, Inc., a Delaware corporation, as of April 2, 2015 (the “Original LLC Agreement”).

The Company is a limited liability company in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.), as amended from time to time (the “Act”), and this Agreement.  The Sole Member hereby agrees as follows:

1.                                      Name.  The name of the limited liability company is Care Capital Properties GP, LLC (the “Company”).

2.                                      Principal Business Office.  The principal business office of the Company shall be located at 353 N. Clark Street, Suite 2900, Chicago, IL 60654 and thereafter shall be located at such other place as the Sole Member may determine.

3.                                      Registered Office and Registered Agent; Foreign Qualifications.  The Sole Member shall designate a registered office and a registered agent for the Company in the State of Delaware in accordance with the Act.  The Sole Member has the authority to change the Company’s registered office and/or registered agent from time to time in accordance with the Act.  The Sole Member shall also select and designate a registered office and registered agent for the Company in each other state in which the Company is required to maintain or appoint one.

4.                                      Members.  The Sole Member owns all of the membership interests in the Company.  The Sole Member was admitted to the Company as a member of the Company upon its execution of the signature page to the Original LLC Agreement.  The Sole Member’s mailing address shall be such address as appears on the Company’s books and records and may be changed by the Sole Member by delivery of notice to the Company.

5.                                      Formation.  The Company was formed upon the filing of its Certificate of Formation with the Secretary of State of the State of Delaware.  The Sole Member hereby ratifies and adopts the acts and conduct of the Company’s organizer as an “authorized person” in connection with the execution and filing of the Certificate of Formation as acts and conduct by and on behalf of the Company.  The organizational and other activities for which the organizer was responsible have been completed and the organizer is hereby relieved of any further duties and responsibilities in that regard.

6.                                      Purpose.  The initial purpose of the Company shall be to engage in any lawful business, trade, purpose or activity permitted to a limited liability company organized in Delaware.

7.                                      Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member or an officer of the Company.

8.                                      Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Sole Member.

9.                                      Capital.  The Sole Member owns the percentage of interest in the Company as set forth on Schedule A.  The Sole Member shall contribute additional capital to the Company in such amounts and at such times as the Sole Member may determine.

10.                               Distributions.  Distributions shall be made to the Sole Member in such amounts and at such times as the Sole Member may determine.

11.                               Management.

(a)                                 Member Managed.  Management of the Company shall be vested solely and exclusively in the Sole Member.  The Sole Member shall have the full power and authority to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described in this Agreement.  The Sole Member has the authority to bind the Company.

(b)                                 Appointment of Officers.  The Sole Member may from time to time, but is not required to, appoint officers of the Company and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person.  Unless the Sole Member determines otherwise, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are customarily associated with that office.  Each officer shall hold office until such time as he or she resigns or is removed or replaced by the Sole Member.  Any delegation pursuant to this Section 11(b) may be revoked at any time by the Sole Member.

(c)                                  Compensation.  No compensation shall be paid to the Sole Member or any officer of the Company for the performance of services in such capacity, nor shall any such officer be reimbursed for any expenses, except as otherwise determined by the Sole Member in writing.

12.                               Exculpation and Indemnification.  The Sole Member and any and all Company officers are referred to in this Section 12 collectively as “Management.”

(a)                                 Liability of Management.  Management shall not be liable to the Sole Member or the Company for honest mistakes of judgment, or for action or inaction taken in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, or for losses, damages or claims due to such mistakes, action or inaction, or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, unless a court of competent jurisdiction has made a final determination that such employee, broker or agent was not selected, engaged or retained and supervised with reasonable care.  Management may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction that is taken in reliance in good faith upon the advice or opinion of such counsel or accountants as to matters such person reasonably believes to be within such counsel’s or accountants’ professional or expert competence.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 12(a) shall not be construed to relieve (or attempt to relieve) any person of any liability by reason of such person’s gross negligence or willful misconduct or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 12(a) to the fullest extent permitted by law.  This Section 12(a) shall also apply to the officers, directors, shareholders, partners, members, managers, employees, trustees, and agents of any entity that is a member of Management, including, without limitation, the Sole Member.

(b)                                 Indemnification.  The Company shall indemnify any person who was or is a party (other than as a plaintiff), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company), whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a member, manager, officer or employee of the Company, or is or was serving at the request of the Company or Management as a director, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other entity, against expenses (including attorney’s fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the person’s conduct was unlawful.  This Section 12(b) shall also apply to the officers, directors, shareholders, partners, members, managers, employees, trustees, and agents of any entity that is a member of Management, including, without limitation, the Sole Member.  Any indemnity under this Section shall be provided out of and to the extent of Company assets only, and the Sole Member shall have no personal liability on account thereof.

13.                               Dissolution.

(a)                                 Events of Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the election of the Sole Member.

(b)                                 Bankruptcy of the Sole Member.  The bankruptcy of the Sole Member will not cause the Sole Member to cease to be the Sole Member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)                                  Liquidation and Winding Up.  In the event of dissolution, the Company shall be wound up and its assets liquidated.  In connection with the dissolution and winding up of the Company, the Sole Member or such other person designated by the Sole Member shall proceed with the sale, exchange or liquidation of all of the assets of the Company and shall conduct only such other activities as are necessary to wind up the Company’s affairs.

14.                               Separability of Provisions.  Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

15.                               Construction.  As used in this Agreement, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement of the Sole Member with respect to the subject matter hereof.

17.                               Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

18.                               Amendments.  This Agreement may not be modified, altered, supplemented or amended except in a writing signed by the Sole Member.  Any attempt to modify, alter, supplement or amend this Agreement in any other manner will be null and void ab initio and of no force or effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Sole Member has, intending to be legally bound hereby, executed this Agreement as of the date first above written.

SOLE MEMBER:

CARE CAPITAL PROPERTIES, INC., a Delaware corporation

By:	/s/ Kristen Benson
Name: Kristen Benson
Title: Vice President and Secretary

SCHEDULE A

Sole Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest

Care Capital Properties, Inc.	353 N. Clark Street, Suite 2900, Chicago, IL 60654	$10	100%